As filed with the Securities and Exchange Commission on May 9, 2005	Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1922863
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
Daniel B. O'Brien
President and Chief Executive Officer
Flexible Solutions International, Inc.
615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Andrew B. Serwin, Esq.	Paul A. Stewart, Esq.
Foley & Lardner LLP	Foley & Lardner LLP
402 W. Broadway, Suite 2300	One Maritime Plaza, Sixth Floor
San Diego, California 92101-3542	San Francisco, California 94111-3409
(619) 234-6655	(415) 434-4484

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time and from time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: |_|

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.001	1,800,000	$3.925	$7,065,000	$831.55

(1)	Includes 900,000 shares of common stock issuable upon the exercise of certain outstanding warrants. Pursuant to Rule 416 of the Securities Act of 1933, as amended, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low prices per share of common stock of the registrant as reported on the American Stock Exchange on May 4, 2005.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion Dated ___________, 2005.

PROSPECTUS

®

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

1,800,000 Shares of Common Stock

        Certain of our shareholders (the “Selling Shareholders”) are offering to sell up to 1,800,000 shares of our common stock (the “Shares”), 900,000 of which are issuable upon the exercise of warrants to purchase common stock issued to the Selling Shareholders. The Selling Shareholders acquired the Shares from us in a private placement that closed on April 13, 2005. We are not offering or selling any of the Shares. The Selling Shareholders may sell the Shares on the open market at market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales.

        Our common stock is listed on the American Stock Exchange under the trading symbol “FSI”. On May 5, 2005, the closing price of our common stock was $4.00 per share.

        Before investing in our securities, you should carefully consider each of the factors described under “Risk Factors” beginning on page I-14 of this prospectus.

        The Selling Shareholders and any broker-dealer executing selling orders on behalf of or purchasing from the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions received by any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

        Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should read this prospectus and any supplement carefully before you invest.

        The date of this prospectus is ___________________, 2005.

i

ABOUT THIS PROSPECTUS

        This prospectus is a part of a Registration Statement that we have filed with the Commission. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

        Unless the context otherwise requires, “Flexible Solutions,” “we,” “our,” “us” and similar expressions refer to Flexible Solutions International, Inc., a Nevada corporation, and its subsidiaries, and the term “common stock” means our Shares of common stock, par value $0.001 per share.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Commission. Information filed with the Commission by us can be inspected and copied at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission’s public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.

        The Commission also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the Commission. The address of that website is http://www.sec.gov.

        Our common stock is listed on the American Stock Exchange (AMEX: FSI), and reports, proxy statements and other information concerning us can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to “incorporate by reference” into this prospectus certain information which we file with the Commission. This means we can fulfill our obligations to provide you with certain important information by referring you to other documents which we have filed with the Commission. The information which is incorporated by reference is an important part of this prospectus.

        We are incorporating by reference into this prospectus the following documents which we have filed, or may later file, with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information we file with the Commission later will automatically update and supersede the present information.

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 (filed with the Commission on March 24, 2005);

•	our Form 8-K (filed with the Commission on January 10, 2005);

•	our Form 8-K (filed with the Commission on March 24, 2005);

•	our Form 8-K (filed with the Commission on April 6, 2005);

•	our Form 8-K (filed with the Commission on April 14, 2005);

•	the description of our common stock in our Registration Statement on Form 8-A (filed with the Commission on November 12, 2002); and

•	all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

        We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus, but which is not delivered with this prospectus. We will provide such information, at no cost to the requesting person, upon written or oral request made to:

Flexible Solutions International, Inc.
Attn: Investor Relations
615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969

        You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus and incorporated by reference herein discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “will,” “continue,” “seek,” “should,” “would” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including, without limitation, the following:

•	our relatively limited operating history and history of operating losses;

•	a further decline in the domestic and global economy that may delay the development and introduction of our products;

•	our success, or lack thereof, in the introduction and marketing of new products into existing and new markets;

•	our ability to manufacture existing and new products in volumes demanded by our customers and at competitive prices with adequate gross margins;

•	the risk of increased competition and our ability to increase our market share relative to our competitors;

•	our ability to successfully integrate our business with operations of businesses we have acquired and may acquire in the future;

•	our ability to finance the growth of our business with internal resources or through outside financing at reasonable rates;

•	our ability to manage our growth; and

•	our ability to produce our products at quality levels demanded by our customers.

        Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

        For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors” beginning on page I-14 of this prospectus.

SPECIAL NOTE REGARDING TRADEMARKS

        WATER$AVR®, H$®, ®, HEAT$AVR PRO®, HEAT$AVR®, W$®, and ECOSAVR™ are our trademarks. This prospectus may also contain trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

        You should read this summary together with the other information contained in other parts of this prospectus and the documents which are incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

Our Company

        We were incorporated as Flexible Solutions, Ltd. (referred to hereinafter as “Flexible Ltd.”), a British Columbia corporation, on January 26, 1991. On May 12, 1998, we merged Flexible Ltd. with and into Flexible Solutions International, Inc., a Nevada corporation, and, in exchange for all of the outstanding shares of Flexible Ltd., we issued 7,000,000 shares of common stock, which represented all of our then-issued and then-outstanding shares, to the former shareholders of Flexible Ltd. Flexible Ltd. is now our wholly-owned subsidiary. For further information on Flexible Ltd., see “Our Subsidiaries—Flexible Solutions, Ltd.” below. At the time of the merger between Flexible Solutions and Flexible Ltd., Flexible Solutions had no other business and was incorporated solely in order to acquire Flexible Ltd. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on October 12, 1999, through the OTC Bulletin Board under the trading symbol “FXSO”. Since November 2002, our common stock has traded on the American Stock Exchange under the trading symbol “FSI”.

Our Subsidiaries

        Flexible Solutions is the parent holding company of Flexible Ltd., WaterSavr Global Solutions Inc. (hereinafter referred to as “WaterSavr”) and NanoChem Solutions Inc. (hereinafter referred to as “NanoChem”).

        Flexible Solutions, Ltd.

        Flexible Ltd., a British Columbia corporation, was organized to develop and market swimming pool chemical products designed to reduce heat loss. HEAT$AVR® and ECOSAVR™ are Flexible Ltd.‘s principal products. For further information on these products, see “Our Products—HEAT$AVR® and ECO$AVR™” below.

        WaterSavr Global Solutions Inc.

        In 2002, we established WaterSavr Global Solutions, Inc. to concentrate on the marketing of our WATER$AVR® product. Since February 7, 2005, WaterSavr has been a Nevada corporation. WATER$AVR® is a patented powder that, when deployed onto a water surface of any size, will significantly reduce evaporation. For further information on our WATER$AVR® products, see “Our Products—WATER$AVR®” below.

        NanoChem Solutions Inc.

        On May 25, 2004, we formed NanoChem in order to acquire certain of the assets of Donlar Corporation, which owned a broad portfolio of environmentally friendly technologies and products. In June 2004, NanoChem purchased these assets from Donlar Corporation’s bankruptcy estate for $6.15 million. In exchange for the capital contribution necessary to purchase the Donlar assets, we were issued all of the outstanding shares of NanoChem, making it our wholly-owned subsidiary. The newly acquired assets include 52 U.S. and 139 International patents relating to environmental products and technologies, as well as a 56,780 square foot manufacturing plant on 40 acres of property in an area outside of Chicago, Illinois. As part of the asset acquisition from Donlar International, we also acquired leaseholds to corporate offices and a laboratory in Bedford Park, Illinois that are now occupied by NanoChem. The principal products that we acquired from Donlar International via our wholly-owned subsidiary, NanoChem, consist of water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as “TPAs”), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and as additives for household laundry detergents, consumer care products, and pesticides. For further information on these products, see “Our Products—Biopolymer Products (TPAs)” below.

Our Products

        HEAT$AVR® and ECOSAVR™

        Our principal products consist of the HEAT$AVR® and ECOSAVR™ branded chemical solutions. HEAT$AVR® is a chemical product for use in swimming pools and personal spas that forms a thin, transparent layer on the water’s surface that reduces water evaporation and heat loss. We market the HEAT$AVR® product as a cost-effective and convenient way to save on the cost of energy required to heat pools and spas. Our studies indicate that approximately 70% of the energy lost from a swimming pool occurs through water evaporation. By using our HEAT$AVR® product, we can minimize that heat loss and save our customers money on their pool and spa energy needs. For example, we have received reports from our commercial customers documenting energy savings of between $2,400 to $6,000 per year when using our HEAT$AVR® product.

        We completed the development of our HEAT$AVR® product and introduced it to the commercial marketplace in 1998, achieving initial sales of $84,252 that year. Since that time, we have expanded our marketing of the HEAT$AVR® product to include the residential marketplace. We found that by designing the HEAT$AVR® product to be “residential-friendly,” we could increase sales. As a result, we created a patented, fish-shaped dispensing unit for the HEAT$AVR® residential market and have designated the dispensing unit as the ECOSAVR™. Since that time, we have increased sales and market share on our HEAT$AVR® and ECOSAVR™ products.

        Each ECOSAVR™ dispenser is made of molded plastic in the form of a ten-inch long colorful ECOSAVR™ fish that is filled with enough HEAT$AVR® solution to cover the surface of a 400 square foot swimming pool for about one month. The ECOSAVR™ is deployed by cutting off the dorsal fin and tossing the fish into the pool where it submerges to the bottom. Differential pressure causes the HEAT$AVR® solution inside the ECOSAVR™ to escape into the water where it rises to the surface and forms a transparent layer on the water’s surface. Once the ECOSAVR™ is empty, the dispenser is removed and replaced. We also make and sell programmable ECOSAVR™ dispensers for automatically dispensing HEAT$AVR® into the pool or spa. The dispenser contains a reservoir holding a one gallon supply of HEAT$AVR®. The unit is programmed to inject the appropriate amount of the HEAT$AVR® product into the pool at the rate of one ounce per 400 square feet of pool surface per day.

        The ECOSAVR™ product has a suggested retail price of between $11.95 and $14.95 in the United States. HEAT$AVR® retails for between $200 and $300 per four gallon case in the United States. In outdoor swimming pools, our HEAT$AVR® product can provide savings on pool heating costs and provides convenience of use when compared to pool blankets. Pool blankets are plastic covers, which are cut to the size and shape of the surface of the pool or spa. They float on the surface and perform the same function as our HEAT$AVR® product: reducing energy cost by inhibiting water evaporation. Pool personnel often find it inconvenient to use conventional pool blankets because a pool blanket must be removed and stored prior to entering the pool and provides no energy savings when not on the pool. Conversely, our HEAT$AVR® product eliminates the necessity of installing, removing and storing the blanket and works 24 hours a day. We believe that the ease of use provided by HEAT$AVR® results in more consistent pool and spa usage. In addition, the use of HEAT$AVR® in an indoor pool results in even greater energy savings. Indoor pool locations use energy not only to heat the pool water, but also to air condition the pool environment. By slowing the transfer of heat and water vapor from the pool to the atmosphere of the pool enclosure, less energy is required to maintain a pool at the desired temperature and there is a reduced load on the air-conditioning system because less is heat transferred from the pool water to the surrounding air and less water vapor will have to be removed from the air to maintain the required comfort level.

        We market our HEAT$AVR® and ECOSAVR™ products to both residential and commercial markets, consisting of individual homeowners with swimming pools and personal spas and commercial consumers consisting of operators of swimming pools and personal spas located in hotels, motels, schools, and municipal and private recreational facilities.

        Traditionally, we sold our HEAT$AVR® and ECOSAVR™ products directly to a wholesale network. However, in February 2004, we reorganized the distribution of our HEAT$AVR® and ECOSAVR™ products so that we now handle distribution of the products from our new sales and marketing office in Richmond, British Columbia. By bringing our product distribution in-house, we believe we can fully integrate our manufacturing and distribution processes such that we can increase our revenue per unit by 100%. While we now maintain greater control over our distribution process, we also still maintain non-exclusive distributorships in Canada and the United States for the sale of bulk HEAT$AVR® (without the ECOSAVR™ dispenser) and exclusive distributorships in Australia, Japan, Korea, Spain and Great Britain. We support our distributors and seek additional market opportunities by annually attending the major pool industry trade shows in the United States. We also advertise in trade magazines, maintain a semi-annual newsletter that is sent to buyer associations, customers and potential customers, and maintain an internet presence containing information about our products.

        WATER$AVR®

        We introduced our WATER$AVR® product in June 2002. This product utilizes our core technology to reduce water evaporation. We market it as a water conservation product for use where water is standing or gently flowing and the need for water conservation can justify the cost of purchase and deployment of the product. We believe that our WATER$AVR® product may find a market for use in the following markets: reservoirs, potable water storage, aqueducts and canals, agricultural irrigation, flood water crops, lawn and turf care, potted and bedding plants, stock watering ponds, and mining.

        WATER$AVR® is sold in granulated form and can be provided in shaker containers holding ¾ lbs. or in 50 lbs. weatherproof bags. WATER$AVR® can be applied in various ways from hand dispersal to fully automated scheduled metering, and we also offer an automatic dispenser for WATER$AVR® to automate deployment of the product.

        In May 2004, the Metropolitan Water District of Southern California awarded us a $30,000 grant under that agency’s Innovation Supply Program for an evaporation control project to start in June 2004. In September and October 2004, we achieved positive results from our evaporation control testing conducted at Owens Lake, California. The evaporation control results were as follows:

•	Evaporation reduction for 2- and 3-day application cycles over September and October were 37% and 30%, respectively; and

•	Evaporation savings were as high as 54% and as low as 22% on individual days depending on environmental factors.

        We also ordered a simultaneous toxicity study to be performed by McGuire Environmental Consultants Inc. of Denver, Colorado to determine if any water quality change occurred as a result of the application of WATER$AVR® to a body of water. With respect to the environmental impact testing performed in Colorado, the results were as follows:

•	No effect on odor;

•	No effect on invertebrates;

•	No effect on vertebrates;

•	No anticipated effect on any current drinking water treatment processes; and

•	Biodegradability reconfirmed independently.

        We anticipate our initial market for WATER$AVR® will be in Spain, Australia and the United States. We have provided quantities of the product for testing in these countries and, if successful, we anticipate that substantial orders may be received. We also anticipate marketing WATER$AVR® to both developed and drought stricken countries to address water conservation concerns. In this regard, we are seeking to establish strategic relationships with companies in the water processing industry who have marketing and manufacturing operations in countries with water conservation concerns. We have two full time employees and two other employees more than 50% assigned to establishing sales channels throughout the world for WATER$AVR®.

        WATER$AVR—BTI™

        Over the last three years, our continued research and development has resulted in a patent pending modification of the original WATER$AVR® that combines evaporation control with control of mosquito larvae before they reach adult stage. The result is our new WATER$AVR—BTI™ product. The BTI portion of the product is a recognized and approved, environmentally friendly method of killing mosquito larvae during the 1st, 2nd, and 3rd stages of larvae development. Combined with our original WATER$AVR® product, WATER$AVR—BTI™ can be effectively and quickly spread across large and small water surfaces evenly and can be constrained to the water/air interface where larvae must go to obtain air.

        In November 2004, after announcing positive test results from independent trials conducted at Louisiana State University on the efficacy of the WATER$AVR—BTI™ product, we filed an application with the U.S. Environmental Protection Agency to obtain product registration. This application is still pending.

        Included in our application were the results of the field tests on the performance of WATER$AVR—BTI™, carried out by the Entomology Department at the Louisiana State University Agricultural Center in Crowley, Louisiana. The application underscored the results of the field testing: WATER$AVR—BTI™ has been shown to correspond to a reduction in the density of mosquito larvae present in a body of water. These field tests back up our internal laboratory tests, showing that the use of WATER$AVR—BTI™ resulted in a 100% kill rate of mosquito larvae in contact with the product.

        Biopolymer Products (TPAs)

        Our subsidiary, NanoChem, produces water soluble, biodegradable polymers, or TPAs, used in industrial and consumer products. TPAs have a wide range of molecular weights. The ideal weight depends on the application, formulation and required performance characteristics in specific processes. This allows for customization of the products to correspond to particular product applications.

        TPAs for Oilfields. TPAs are used to reduce scale and corrosion in various “topside” water systems. They are chosen over traditional phosphate and other products when biodegradability is required by environmental regulation. In this regard, we create products that can be used by our NanoChem sales force to market to oil service company technicians on a oil well-by-oil well basis according to the specific water conditions involved.

        TPAs for the Agricultural Industry. TPAs have the ability to reduce fertilizer crystallization before, during and after application and can also prevent crystal formation between fertilizer and minerals present in the soil. Once crystallized, fertilizer and soil minerals are not bio-available to provide plant nourishment. As a result, in select conditions the use of TPAs either blended with fertilizer or applied directly to crops can increase yield values significantly beyond the cost of the TPA used. We conduct sales of these TPA-specific products by distribution through agricultural input companies, with a current emphasis on the Western United States. These proteins are designated for crop nutrient management programs and should not be confused with crop protection and pesticides or other agricultural chemical application. Depending on the application, these TPA products are marketed under a variety of brands including Amisorb, LYNX, MAGNET, AmGro and VOLT. Markets of significance include potatoes, sugar beets, cotton, tomatoes, almonds and other high value per acre crops.

        TPAs for Irrigation. The crystallization prevention ability of TPAs can also be useful in select irrigation conditions. By reducing calcium carbonate scale propagation, TPAs can prevent early plugging of drip irrigation ports and reduce maintenance costs and lengthen equipment lifetimes. These TPAs can replace and compete with acid type scale removers, but have the competitive advantages of a positive yield effect on the plant, as well an easier deployment formulation with liquid fertilizers when used as part of a “fertigation” program. Our TPAs for drip irrigation scale prevention are at an early stage of commercialization and will be marketed and sold through the same channels as our TPAs for the agricultural industry.

        TPAs for Detergent. In detergents, TPAs are a biodegradable substitute for poly-acrylic acid. In select markets, the use of this substitute outweighs the added cost of TPAs, which has allowed for the continued growth of this TPA product line. However, to increase penetration of this market beyond specialty detergent manufacturers, we will have to find ways to decrease the cost of goods sold or wait for legislative intervention regarding biodegradability of detergent components. In the meantime, we are researching various methods of reducing production costs.

        TPAs for Personal Care Products. TPAs can also be used in shampoo and cosmetic products for increased hydration that improves the feel of the core product to consumers. It may also be used as an additive to toothpaste with the documented effect of reducing decay bacteria adhesion to tooth enamel and presumed reduction in total decay. We do not currently sell TPAs for personal care products into these markets.

Competition

        HEAT$AVR® and ECO$AVR™

        We are aware of only one other company that manufactures a chemical evaporation reduction product that competes with our HEAT$AVR® product. This other product has had limited sales to date and does not have the important convenience factor of our ECO$AVR™ product. In addition to this existing competitor, our previous distributor, Sunsolar Technologies, has recently begun selling a product called Turbo-Tropical Fish that directly competes with our ECO$AVR™ product. This product, while having a higher price point and no sales history to date, must be taken seriously because of the expertise Sunsolar derived from working with us for six years as our exclusive North American distributor of ECO$AVR™, which relationship ended in February 2004. We also believe that Sunsolar is infringing our trademark rights by using the name “Turbo Tropical Fish” and we are actively litigating the issue. For further information on this litigation, see “Risk Factors” below.

        As mentioned above, HEAT$AVR® also competes against plastic pool blanket products. We compete against pool blankets on the basis of convenience of use of HEAT$AVR® versus the inconvenience of deploying and storing pool blankets. Pool owners and operators may also decide that evaporation control products are not needed for their pools. For further information on this risk, see “Risk Factors” below.

        WATER$AVR®

        Aegis Chemical Industries Ltd. of India directly competes with our WATER$AVR® product. We believe our WATER$AVR®product is superior for the following reasons:

•	Easier Application. WATER$AVR® may be deployed directly to the water surface by hand or machine. Our competition requires premixing to dilute the product to usable strength, followed by extensive pumping.

•	Cost. In order to achieve comparable water savings levels, other products would cost more than the WATER$AVR® product.

        Water conservation is an important priority throughout the world, and numerous researchers in industry and academia are seeking to develop solutions that may compete with, or be superior to our products. Climate changes that relieve water shortage conditions or a technological breakthrough in water desalination could reduce the need for water conservation products.

        WATER$AVR –BTI™

        We are not aware of any direct competition to our WATER$AVR – BTI™ product; however, the business of pest control is very large and very well funded. There are a multitude of methods and materials that can be used for mosquito control and all of them are competition for our product. We believe that we will be able to compete by:

•	Providing an environmentally sensitive alternative;

•	Increasing effectiveness per unit cost; and

•	Reducing cost of application respective to similar products.

        Biopolymers (TPAs)

        Our TPA products have direct competition with Lanxess AG (recently spun out of Bayer AG), a German TPA manufacture of similar quality operating pursuant to a different patented process from that used by NanoChem. NanoChem and Lanxess have cross-licensed each other’s processes and either company can use either process for the term of the patents involved. It is believed that Lanxess has approximately the same production capacity as NanoChem and it must be presumed that their cost of goods sold is competitive. We believe that we can compete effectively with Lanxess by offering excellent customer service in oilfield sales, superior distributor support in the agricultural marketplace and the advantage of flexibility because of the relative size of our company. In addition, we intend to continue to seek market niches that are not the primary targets of Lanxess, such that we can attempt to avoid confusion.

        Our TPA products face indirect competition from other chemicals in every market in which we are active. In irrigation scale control, acid washes can be utilized. In detergent, poly-acrylic acid is most often used due to price advantage. For crop enhancement, increased fertilizer levels or reduced concentrations can serve as a substitute for TPAs. Likewise, in oilfield scale prevention, phosphonates, phosphates and molibdonates provide the same effect. Notwithstanding the above, we believe our competitive advantages include:

•	Biodegradability compared to poly-acrylic acid for detergents;

•	Biodegradability compared to competing oil field chemicals;

•	Cost-effectiveness for crop enhancement compared to increased fertilizer use; and

•	Environmental considerations, ease of formulation and increased crop yield opportunities in irrigation scale control markets.

Manufacturing

        Our HEAT$AVR® and ECOSAVR™ products and dispensers are made from chemicals, plastic and other materials and parts that are readily available from multiple suppliers. We have never experienced any shortage in the availability of raw materials and parts for our products and we do not have any long term supply contracts for any such items. We manufacture our products in an approximately 11,000 sq. ft. plant in Calgary, Alberta, Canada.

        Our WATER$AVR® products are manufactured under contract with Nalco Company under a five-year agreement effective as of April 2002, with a five-year extension available. We are not required to purchase any minimum quantity of such product.

        Our 56,780 sq. ft. manufacturing facility in Peru, Illinois presently satisfies our TPA needs for our NanoChem subsidiary. Precursor chemicals for TPA production are sourced from various manufacturers throughout the world and we believe they are available in sufficient quantities for any expected increase in sales. The precursor chemicals are, however, derived from crude oil and are subject to price fluctuations related to world oil prices.

Governmental Regulations

        HEAT$AVR® and ECOSAVR™

        Chemical products for use in swimming pools are covered by a variety of governmental regulations in the countries where we sell our products. These regulations cover such matters as packaging, labeling, and product safety. We believe our products are in compliance with such regulations.

        WATER$AVR®

        Our WATER$AVR® product is subject to additional regulation in most countries, particularly for agricultural and drinking water uses. As we continue to develop this product, and prior to its full-scale commercial roll-out, we will address these issues on a country-by-country basis. We do not anticipate that governmental regulations will be an impediment to marketing our WATER$AVR® product because the ingredients have historically been used in agriculture for many years for other purposes. Nevertheless, we will need to obtain approval to sell WATER$AVR® in the United States for agricultural or drinking water users. To date, we have already applied for and received National Sanitation Foundation approval for drinking water in the United States.

        WATER$AVR—BTI™

        As a new pesticide formulation, WATER$AVR—BTI™ must be approved by the United States Environmental Protection Agency (“EPA”) and equivalent bodies in countries throughout the world where we will sell the product. An application for product approval was filed with the EPA in November 2004. It has been accepted for fast track status and the application fee has been waived. Fast track status requires the EPA to provide a decision within six months of accepting an application and, as such, an answer is expected by no later than May 2005. If the product is approved by the EPA, our subsidiary, WaterSavr, will proceed to apply for certification in any country where significant markets are identified.

        Biopolymer Products (TPAs)

        In the oil field and agricultural markets, NanoChem has applied for and received government approval in all areas of current use. As new markets are accessed, we will seek additional certification for such markets. We believe our NanoChem employees are experienced and skilled in the successful prosecution of these certifications.

        In the detergent market, there are currently no regulatory requirements for use of TPAs in detergent formulations. For personal care products such as shampoo and toothpaste, there are various regulatory bodies, including the National Sanitation Foundation and the United States Food and Drug Administration, that regulate TPA use. If we begin to market our TPA products to these industries, we will need to satisfy the regulatory approval requirements therefor.

Proprietary Rights

        Our success and ability to compete is dependent, in part, upon our proprietary technology. We rely on a combination of patent, copyright and trade secret laws and nondisclosure agreements to protect our proprietary technology. We currently hold 56 U.S. patents and 139 International patents. We also have three U.S. patent applications pending and have applied to extend these pending patents to certain other countries where we operate. There can be no assurance that our pending patent applications will be granted or that any issued patent will be upheld as valid or prevent the development of competitive products, which may be equivalent to or superior to our products. We have not received any claims alleging infringement of the intellectual property rights of others, but there can be no assurance that we may not be subject to such claims in the future.

Growth Strategy

        Our primary objectives are to be a leading provider of chemical solutions for the swimming pool and personal spa market, biopolymer additives for the oil-field and agricultural market, biopolymer additives for the detergent and personal care product market, and chemical solutions for the water evaporation control market, and to leverage our expertise in these fields into new markets. Key elements of this strategy include:

•	Capitalizing on the growing markets that each of our principal products are aimed at;

•	Developing new technologies to complement our core products;

•	Improving existing technologies to maintain and improve our current market share;

•	Leveraging our chemical manufacturing expertise to address new applications;

•	Acquiring new companies and technologies;

•	Capitalizing on our increasing global presence; and

•	Selectively entering new markets.

        Our business and operations are subject to numerous risks, some of which are described in the “Risk Factors” section beginning on page I-14 of this prospectus.

The Offering

        This prospectus concerns an offering of up to 1,800,000 Shares by the Selling Shareholders. We are not offering or selling any of the Shares. We have registered this offering in compliance with registration rights which we granted to the Selling Shareholders when we sold the Shares to them. The Selling Shareholders are not required to sell the Shares; sales of the Shares are entirely at the discretion of each Selling Shareholder. The Shares consist of 900,000 Shares of common stock purchased by the Selling Shareholders in a private transaction on April 13, 2005, together with 900,000 additional Shares of our common stock issuable to the Selling Shareholders pursuant to warrants purchased by them contemporaneously with their purchase of such common stock. The warrants have a 4-year term and are exercisable at a price of $4.50 per share. Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of Shares of common stock that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination Shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant as to itself upon not less than 61 days notice to us. The Selling Shareholders may sell the Shares either on the open market at market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales. We will pay the costs of registering the offer and sale of the Shares with the Commission and any required state securities agencies.

Securities Offered	The Selling Shareholders are offering up to 1,800,000 Shares, with 900,000 of those Shares consisting of Shares issuable pursuant to the exercise of warrants purchased by the Selling Shareholders.
Terms of the Offering
We have agreed to use our best efforts to keep this registration statement effective until the earlier of (i) four years after its effective date, (ii) all the Shares of the Selling Shareholders registered under this Registration Statement have been sold or (iii) all the Shares of the Selling Shareholders registered under this Registration Statement may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act.
Use of Proceeds
We will not receive any of the proceeds from any sale of the Shares offered by this prospectus by the Selling Shareholders. To the extent the Selling Shareholders exercise their warrants for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.
Trading Symbol	FSI

Corporate Information

        Our principal executive offices are located at 615 Discovery Street, Victoria, British Columbia, V8T 5G4, Canada. Our telephone number is (250) 477-9969. Our website is located at http://www.flexiblesolutions.com. We do not intend the information found on our website to be a part of this prospectus.

RISK FACTORS

        Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock may decline.

Risks Related to our Business

        We have a limited operating history upon which to evaluate our potential for future success.

        Although we were incorporated in 1991, we have been operating in our present form only since May 1998. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by middle stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

        We have incurred significant operating losses since inception and may not sustain profitability in the future.

        We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. To the extent that our revenues do not increase, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

        Fluctuations in our operating results may cause our stock price to decline.

        Given the nature of the markets in which we participate, we cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results. Factors that may affect our operating results and the market price of our common stock include:

•	demand for and market acceptance of our products;

•	competitive pressures resulting in lower selling prices;

•	adverse changes in the level of economic activity in regions in which we do business;

•	adverse changes in industries, such as swimming pool construction, on which we are particularly dependent;

•	changes in the portions of our revenue represented by various products and customers;

•	delays or problems in the introduction of new products;

•	the announcement or introduction of new products, services or technological innovations by our competitors;

•	variations in our product mix;

•	the timing and amount of our expenditures in anticipation of future sales;

•	increased costs of raw materials or supplies; and

•	changes in the volume or timing of product orders.

        We have not paid, and do not expect to pay, dividends on our common stock.

        We have not paid any dividends on our common stock since our inception and do not intend to pay any dividends to our common shareholders in the foreseeable future. We intend to reinvest any earnings in the development and expansion of our business.

        Our operations are subject to seasonal fluctuation.

        The use of our swimming pool products increases in summer months in most markets and results in our sales from January to June being greater than in July through December. Markets for our WATER$AVR® product are also seasonal, dependent on the wet versus dry seasons in particular countries. We attempt to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality. Our TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, little seasonal variation. We believe we are able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed.

        Interruptions in our ability to purchase raw materials and components may adversely affect our profitability.

        We purchase certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because we do not have guaranteed long-term supply arrangements with our suppliers, any material interruption in our ability to purchase necessary raw materials or components could have a material adverse effect on our business, financial condition and results of operations.

        Our WATER$AVR® product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

        The marketing efforts of our WATER$AVR® product may result in continued losses. We introduced our WATER$AVR® product in June 2002 and, to date, we have delivered quantities for testing by potential customers, but only one customer has ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. We can offer no assurance that we will receive sufficient orders of this product to achieve profits or cover the additional expenses incurred to manufacture and market this product. We expect to spend $400,000 on the marketing and production of our WATER$AVR® product in fiscal 2005.

        If we do not introduce new products in a timely manner, our products could become obsolete and our operating results would suffer.

        Without the timely introduction of new products and enhancements, our products could become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products and applications;

•	successfully commercialize new products in a timely manner;

•	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

•	differentiate our products from our competitors’ products.

        In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenues.

        We are dependent upon certain customers.

        Among our current customers, we have identified six that are sizable enough that the loss of any one would be significant. Any such loss of one or more of these customers could result in a substantial reduction in our revenues. For this reason, we concentrate on maintaining good sales relations with these customers. We also try and minimize this risk by seeking out new customers.

        Our acquisition activities could disrupt our ongoing business.

        In June 2004, our subsidiary, NanoChem, completed the acquisition of Donlar Corporation, which provided us with domestic and international patents relating to environmental products and technologies, as well as a 56,780 square foot manufacturing plant on 40 acres of property in an area outside of Chicago, Illinois. Acquisitions such as these often involve risks, including: (i) disruption of our ongoing business; and (ii) an inability to successfully integrate the acquired technologies and operations into our businesses and maintain uniform standards, controls, policies and procedures. In addition, in order to finance future acquisitions, we may have to raise additional funds, through either public or private financings. We may be unable to obtain such funds or may be able to do so only on unfavorable terms.

        Economic, political, and other risks associated with international sales and operations could adversely affect our sales.

        In fiscal year 2004, revenues from shipments made outside of the United States accounted for approximately 65% of our revenues, 10% in fiscal year 2003 and 10% in fiscal year 2002. Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will continue to represent a sizable portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a country's or region's political or economic conditions, particularly in developing or emerging markets;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations;

•	differing protection of intellectual property and changes in that protection; and

•	differing regulatory requirements and changes in those requirements.

        We are subject to credit risk.

        While we are no longer subject to the concentrated credit risk that we were previously subject to because of our relationship with Sunsolar Technologies, it is still a foreseeable risk that our exposure to bad debts will increase as we shift to servicing a larger number of customers in the swimming pool and personal spa, water evaporation, and TPA industries. We currently allow our major customers between 30 and 45 days to pay for each shipment of product we make to them. This practice, while customary, represents risk that we would be subject to substantial write-offs of our accounts receivable if one or more of these customers defaulted on their payment obligations to us.

        Our products can be hazardous if not handled, stored and used properly.

        Some of our products are flammable and must be stored properly to avoid fire risk. Additionally, some of our products may cause irritation to a person’s eyes if they are exposed to the concentrated product. Although we label our products to warn of such risks, our sales could be reduced if our products were to be viewed as being dangerous to use or if they are implicated in causing personal injury or property damage. We are not currently aware of any circumstances in which our products have caused harm or property damage to consumers.

        Our failure to comply with environmental regulations may create significant environmental liabilities and force us to modify our manufacturing processes.

        We are subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of certain of our chemical substances. Under such laws, we may become liable for the costs of removal or remediation of these substances that have been used by our consumers or in our operations. Such laws may impose liability without regard to whether we knew of, or caused, the release of such substances. Any failure by us to comply with present or future regulations could subject us to the imposition of substantial fines, suspension of production, alteration of manufacturing processes, or cessation of operations, any of which could have a material adverse effect on our business, financial condition, and results of operations.

        Our failure to protect our intellectual property could impair our competitive position.

        While we own certain patents and trademarks, some aspects of our business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain of our products, processes and technologies or from otherwise entering into operations in direct competition with us. In particular, we have been informed that our former exclusive agent for the sale of our products, Sunsolar, is now competing with us in the swimming pool and personal spa markets. As a former distributor, they were given access to many of our sales, marketing and manufacturing techniques. Accordingly, we are doing all that we can to ensure our proprietary products and technologies are not used by them (or others) without our permission.

        Our products may infringe on the intellectual property rights of others, and resulting claims against us could be costly and prevent us from making or selling certain products.

        Third parties may seek to claim that our products and operations infringe their patent or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the U.S. or abroad.

        A claim for damages could materially and adversely affect our financial condition and results of operations.

        Our business exposes us to potential product liability risks, particularly with respect to our consumer swimming pool and personal spa products. There are many factors beyond our control that could lead to liability claims, including the failure of our products to work properly and the chance that consumers will use our products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that we carry will be sufficient to protect us from product liability claims. A product liability claim in excess of the amount of insurance we carry could have a material adverse effect on our business, financial condition and results of operations.

        Our ongoing success is dependent upon the continued availability of certain key employees.

        Our business would be adversely affected if the executive services of Daniel B. O’Brien ceased to be available to us because we currently do not have any other employee with an equivalent level of expertise in and knowledge of our industry. If Mr. O’Brien no longer served as our President and Chief Executive Officer, we would have to recruit one or more new executives, with no real assurance that we would be able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which we operate. While our compensation programs are intended to attract and retain the employees required for it to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

        Raising additional capital or consummation of additional acquisitions through the issuance of equity could dilute your ownership interest in us.

        It is likely that we will need to obtain additional funds in the future to grow our product development, manufacturing, marketing and sales activities at the pace that we intend, to continue to fund operating losses until our cash flow turns positive, or to fund acquisitions. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

        If we receive additional funds through the issuance of equity securities or convertible debt securities, our existing shareholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. The need to raise additional capital will most likely be dilutive to our current shareholders and could result in new investors receiving rights that are superior to those of existing shareholders.

Risks Related to our Capital Structure and this Offering

        Our Articles of Incorporation contain provisions that could discourage a takeover.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 1,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by shareholders. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of our common stock and thereby reduce the value of our common stock. The issuance of preferred stock, coupled with the concentration of ownership in the directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of our company, including transactions in which the holders of common stock might otherwise receive a premium for their shares over then current prices, otherwise dilute the rights of holders of common stock, and may limit the ability of such shareholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of our common stock.

        Our Articles of Incorporation limit the liability of our directors, which may limit the remedies we or our shareholders have available.

        Our Articles of Incorporation provide that, pursuant to the Nevada Revised Statutes, the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by us, or in our right, for breach of a director’s duties to us or our shareholders and may limit the remedies available to us or our shareholders. This provision does not eliminate the directors’ fiduciary duty and does not apply to liabilities for: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of our company or our shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to us or our shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our shareholders; and (vi) certain transactions or the approval of transactions in which a director has a material financial interest.

        Due to the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your Shares.

        The trading volume of our stock in the future will depend in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If an active and liquid trading market does not exist for our common stock, you may have difficulty selling your Shares.

        Due to the concentration of holdings of our stock, two investors may be able to control matters requiring shareholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

        There are 12,733,916 shares of our common stock outstanding as of May 2, 2005, of which Daniel B. O’Brien beneficially owns approximately 41% and Dr. Robert O’Brien beneficially owns approximately 16% (each of the aforementioned percentages includes stock options and warrants that are currently exercisable). As a result of their significant ownership, Mr. O’Brien and Dr. O’Brien may have the ability to exercise a controlling influence over our business and corporate actions requiring shareholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our Articles of Incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock.

        A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by Mr. O’Brien and Dr. O’Brien, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by Mr. O’Brien and Dr. O’Brien or other shareholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.

USE OF PROCEEDS

        The Selling Shareholders are selling the Shares and will receive all of the proceeds from any sales. We will not receive any sales proceeds; except that, to the extent the Selling Shareholders exercise their warrants for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.

SELLING SHAREHOLDERS

        All of the Shares being offered in this prospectus are being offered by the Selling Shareholders listed below. We have registered this offering because of registration rights we granted to the Selling Shareholders when we sold the Shares to them. The Selling Shareholders are not required to sell all or any of the Shares. The Shares consist of 900,000 Shares purchased by the Selling Shareholders in a private placement on April 13, 2005, together with 900,000 additional Shares issuable to the Selling Shareholders pursuant to warrants purchased by them contemporaneously with the purchase of the Shares. The warrants have a 4-year term and are exercisable at a price of $4.50 per share. Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of Shares that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination Shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant as to itself upon not less than 61 days notice to us. Other than as disclosed herein, no Selling Shareholder has had any position, office or other material relationship with us during the past three years.

        The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the common stock held by each of the Selling Shareholders. The column titled “Ownership Prior to Offering” lists, for each Selling Shareholder, the number of shares of common stock held by such shareholder including Shares issuable (pursuant to warrants) to such shareholder. The column titled “Shares Being Offered” lists the Shares of common stock (including shares issued or issuable upon exercise of warrants) being offered by this prospectus by each Selling Shareholder. The column titled “Ownership After Offering” assumes the sale of all of the Shares offered by each Selling Shareholder, although each Selling Shareholder may sell all, some or none of his or its Shares in this offering.

	OWNERSHIP PRIOR TO OFFERING (1)			SHARES BEING OFFERED (2)	OWNERSHIP AFTER OFFERING
Selling Shareholder*	Shares	%			Shares	%
SF Capital Partners, Ltd. (3)	800,000	4.99%	(4)	800,000	-0-	**
Catalina Capital (5)	280,000	2.20%		280,000	-0-	**
HSBC Guyerzeller (6)	200,000	1.57%		200,000	-0-	**
Perritt Emerging Opportunities Fund (7)	200,000	1.57%		200,000	-0-	**
Nite Capital, L.P. (8)	140,000	1.10%		140,000	-0-	**
Bluegrass Growth Fund, L.P. (9)	68,000	0.53%		68,000	-0-	**
Bluegrass Growth Fund, Ltd. (10)	68,000	0.53%		68,000	-0-	**
Alexander Klinkman (11)	44,000	0.35%		44,000	-0-	**
Total	1,800,000	12.84%	(12)	1,800,000	-0-	**

*	The percentage of ownership for each holder is calculated based on 12,733,916 Shares outstanding on May 2, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes Shares over which the holder has voting or investment power, subject to community property laws. All Shares obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are considered to be beneficially owned by the person holding the options or warrants for computing that person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

**	Less than 1%.

(1)	Includes Shares covered by this prospectus.

(2)	Assumes the completion of this offering and that the Selling Shareholders dispose of all of their Shares covered by this prospectus, that they do not dispose of any securities owned by them, but not covered by this prospectus, and that they do not acquire any additional securities.

(3)	Includes 400,000 Shares purchased in a private placement on April 13, 2005, and 400,000 Shares issuable upon the exercise of warrants granted to SF Capital Partners, Ltd. (“SF Capital”) on April 13, 2005. Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the Shares held by SF Capital.

(4)	The warrants to purchase 400,000 Shares are exercisable only to the extent that the number of Shares issuable upon exercise of the warrants, together with all other Shares then-owned by SF Capital (but not including Shares underlying unexercised portions of the warrants) would not exceed 4.999% of the then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of Shares shown as beneficially owned by SF Capital prior to this offering is limited to 4.999% of the then-outstanding Shares. In the absence of ownership limitations, SF Capital would beneficially own 6.28% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

(5)	Includes 140,000 Shares purchased in a private placement on April 13, 2005, and 140,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Mike Baum is the President of Catalina Capital (“Catalina”) and consequently has voting control and investment discretion over the Shares held by Catalina. Mr. Baum disclaims beneficial ownership of the Shares held by Catalina.

(6)	Includes 100,000 Shares purchased in a private placement on April 13, 2005, and 100,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. David Garndo is the signing officer of HSBC Guyerzeller (“HSBC”) and consequently has voting control and investment discretion over the Shares held by HSBC. Mr. Garndo disclaims beneficial ownership of the Shares held by HSBC.

(7)	Includes 100,000 Shares purchased in a private placement on April 13, 2005, and 100,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Michael Corbett is the President of Perritt Emerging Opportunities Fund (“Perritt”) and consequently has voting control and investment discretion over the Shares held by Perritt. Mr. Corbett disclaims beneficial ownership of the Shares held by Perritt.

(8)	Includes 70,000 Shares purchased in a private placement on April 13, 2005, and 70,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Keith Goodman is the Manager of the General Partner of Nite Capital, L.P. (“Nite Capital”) and consequently has voting control and investment discretion over the Shares held by Nite Capital. Mr. Goodman disclaims beneficial ownership of the Shares held by Nite Capital.

(9)	Includes 34,000 Shares purchased in a private placement on April 13, 2005, and 34,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Deborah Solomon is the Managing Member of Bluegrass Growth Fund Partners LLC (“Bluegrass LLC”), which manages Bluegrass Growth Fund, L.P. (“Bluegrass LP”), and consequently has voting control and investment discretion over the Shares held by Bluegrass LP. Both Bluegrass LLC and Ms. Solomon disclaim beneficial ownership of the Shares held by Bluegrass LP.

(10)	Includes 34,000 Shares purchased in a private placement on April 13, 2005, and 34,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Deborah Solomon is the Managing Member of Bluegrass LLC, which manages Bluegrass Growth Fund, Ltd. (“Bluegrass Ltd.”), and consequently has voting control and investment discretion over the Shares held by Bluegrass Ltd. Both Bluegrass LLC and Ms. Solomon disclaim beneficial ownership of the Shares held by Bluegrass Ltd.

(11)	Includes 22,000 Shares purchased in a private placement on April 13, 2005, and 22,000 Shares issuable upon the exercise of warrants granted on April 13, 2005.

(12)	Pursuant to the terms of the warrants, the number of Shares shown as beneficially owned by each Selling Shareholder prior to this offering is limited to no greater than 4.999% per Selling Shareholder of the then-outstanding Shares. In the absence of ownership limitations, the Selling Shareholders would beneficially own, in the aggregate, 14.14% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

PLAN OF DISTRIBUTION

        The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per Share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as an agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

        Upon being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this prospectus will be filed by us if then required in accordance with applicable securities laws.

        The Selling Shareholders may also transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to us that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        We have advised each Selling Shareholder that it may not use Shares registered pursuant to this Registration Statement to cover short sales of Shares made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Shareholder uses this prospectus for any sale of the Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective Shares under this Registration Statement.

        We are required to pay all fees and expenses incident to the registration of the Shares, but we will not receive any proceeds from the sale of the Shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

VALIDITY OF COMMON STOCK

        The law firm of Foley & Lardner LLP, of San Francisco, California, will pass on the validity of the Shares of common stock that may be offered by this prospectus.

EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus and in the Registration Statement have been audited by Cinnamon Jang Willoughby & Company, an independent registered public accounting firm, to the extent and for the period stated in their report, which is incorporated herein by reference and in the Registration Statement, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

INDEMNIFICATION

        Our Articles of Incorporation allow us to indemnify our officers and directors to the maximum extent allowed under the laws of the State of Nevada. This includes indemnification for liabilities which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Flexible Solutions, a Selling Shareholder, or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, common stock in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Flexible Solutions after the date of this prospectus.

1,800,000 SHARES

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

COMMON STOCK

PROSPECTUS

_____________, 2005

PART II

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized estimate of fees and expenses, other than underwriting fees and expenses, payable by us in connection with the offering described in this Registration Statement:

SEC Registration Fee	$831.55
AMEX Additional Listing Fee	$36,000.00
Counsel Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$1,000.00
Transfer Agent and Registrar Fees	$1,500.00
Miscellaneous	$1,000.00

Total	$60,331.55

        All of the above expenses will be paid by the registrant.

Item 15. Indemnification of Directors and Officers.

        Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        Subsection 2 of Section 78.7502 of Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.7502 of Nevada Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502 of Nevada Law, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

        Section 78.751 of Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Our Articles of Incorporation and Bylaws require us to make such payment of expenses in advance upon receipt of such an undertaking.

        Section 78.751 of Nevada Law requires a corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s shareholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances by independent legal counsel. Section 78.751 also provides that the indemnification provided for by Section 78.7502 of Nevada Law and the advancement of expenses authorized pursuant to Section 78.751 of Nevada Law shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification ordered by a court pursuant to Section 78.7502 of Nevada Law may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought. The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

        Section 78.752 of Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

        Section 78.138(7) of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        We have provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in our Articles of Incorporation and Bylaws. However, we do not currently maintain any directors’ and officers’ liability insurance policies. The foregoing summaries are necessarily subject to the complete text of the applicable Nevada Law, our Articles of Incorporation and our Bylaws and are qualified in their entirety by reference thereto.

Item 16. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.2*	Consent of Cinnamon Jang Willoughby & Company.

24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.

Item 17. Undertakings.

        (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Exchange Act of 1934, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Columbia, Canada, on this 6th day of May 2005.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
By: /s/ Daniel B. O'Brien
Name: Daniel B. O'Brien
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned directors and/or officers of Flexible Solutions International, Inc. hereby severally constitute and appoint Daniel B. O’Brien, President and Chief Executive Officer, and Robert N. O’Brien, a member of the board of directors, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act, in connection with the registration under the Securities Act, of equity securities of Flexible Solutions International, Inc., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratify and confirm all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel B. O'Brien	President and Chief Executive Officer	May 6, 2005
Daniel B. O'Brien	(Principal Executive Officer), Director
/s/ Fred J. Kupel	Chief Financial Officer (Principal Financial	May 6, 2005
Fred J. Kupel	and Accounting Officer)
/s/ John H. Bientjes	Director	May 6, 2005
John H. Bientjes
/s/ Robert N. O'Brien	Director	May 6, 2005
Robert N. O'Brien
/s/ Dale Friend	Director	May 6, 2005
Dale Friend
/s/ Eric G. Hodges	Director	May 6, 2005
Eric G. Hodges

INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Foley & Lardner LLP.

23.1*	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.2*	Consent of Cinnamon Jang Willoughby & Company.

24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.

Index-1